                                                                    (Exhibit 12)

                                            INTERNATIONAL PAPER COMPANY
                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                            (Dollar amounts in millions)
                                                    (Unaudited)

                                                                                                      Six Months
                                                        For the Years Ended December 31,            Ended June 30,
                  TITLE                           1991      1992     1993      1994       1995       1995      1996
- --------------------------------------------    --------   ------   ------   --------   --------   --------   ------
A) Earnings before income taxes, minority
    interest, extraordinary item and
    accounting changes                          $  693.0   $226.0   $538.0   $  715.0   $2,028.0   $  960.0   $553.0

B) Less: Minority interest expense, net
    of taxes                                       (42.0)   (15.0)   (36.0)     (47.0)    (156.0)    (57.0)   (113.0)

C) Add: Fixed charges excluding
    capitalized interest                           380.3    325.3    365.3      412.3      592.9     279.0     324.1

D) Add: Amortization of previously
    capitalized interest                             9.9      9.9     12.2       12.8       13.0       6.5       9.1

E) Less: Equity in undistributed
    earnings of affiliates                         (10.8)   (19.1)   (25.9)     (49.1)     (94.5)    (44.0)      8.3
                                                --------   ------   ------   --------   --------   --------   ------
F) Earnings before income taxes, minority
    interest, extraordinary item,
    accounting changes and fixed charges        $1,030.4   $527.1   $853.6   $1,044.0   $2,383.4   $1,144.5   $781.5
                                                ========   ======   ======   ========   ========   ========   ======

    Fixed Charges

G) Interest and amortization of debt expense    $  351.1   $297.1   $334.5   $  371.0   $  542.3   $  260.7   $286.7

H) Interest factor attributable to rentals          29.2     28.2     30.8       41.3       40.0       18.3     25.6

I) Preferred dividends of subsidiary                                                        10.6                11.8

J) Capitalized interest                             36.4     42.0     12.2       18.0       58.0       17.1     29.7
                                                --------   ------   ------   --------   --------   --------   ------
K) Total fixed charges                          $  416.7   $367.3   $377.5   $  430.3   $  650.9   $  296.1   $353.8
                                                ========   ======   ======   ========   ========   ========   ======
L) Ratio of earnings to fixed charges               2.47     1.44     2.26       2.43       3.66       3.87     2.21
                                                ========   ======   ======   ========   ========   ========   ======

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